Exhibit 99.1

InSite Reports Second Quarter 2015 Financial Results

Alameda, Calif., August 11, 2015 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended June 30, 2015. Revenues for the quarter ended June 30, 2015 were $0.4 million compared to $6.3 million for the same period in 2014; revenues in 2014 included a $6.0 million payment from Akorn, Inc. for an amendment to their AzaSite® license agreement (Akorn License). Net loss for the quarter ended June 30, 2015 was $6.6 million, or $0.05 per share, compared to net income of $37.1 million, or $0.28 per share, in the second quarter of 2014. In the second quarter of 2014, InSite recorded a gain of $36.0 million on the extinguishment of the AzaSite Notes. As of June 30, 2015, cash and cash equivalents totaled $1.8 million.

“The second quarter of 2015 was marked by several notable accomplishments in the history of InSite,” said Timothy Ruane, InSite’s Chief Executive Officer. “After a comprehensive evaluation of opportunities to advance our late-stage assets to the next state of clinical development and provide the resources necessary for supporting these objectives, we entered into a merger agreement with QLT Inc. This merger, if consummated, will create a well-funded ophthalmic specialty pharmaceutical company with a diversified late-stage product pipeline and talented R&D team. In June, we filed an NDA with the FDA for the marketing approval of BromSite™, one of our promising product candidates, for the treatment of post-operative inflammation and the prevention of eye pain following cataract surgery. If and when the merger is consummated, the newly merged company will retain the name QLT.”

2015 Business Highlights

•	In April 2015, InSite sold an additional $2.6 million in aggregate principal amount of 12% Senior Secured Notes (Notes) and issued warrants to purchase 3,464,456 shares of common stock at an exercise price of $0.18 per share, pursuant to a Securities Purchase Agreement that InSite entered into in 2014. InSite has now fully drawn down all available amounts under the Securities Purchase Agreement.

•	On April 9, 2015, the U.S. Court of Appeals for the Federal Circuit affirmed the decision of the U.S. District Court for the District of New Jersey in InSite’s favor. In May 2011, InSite, Pfizer and Inspire Pharmaceutical filed a lawsuit against Sandoz for infringement of the patents covering AzaSite due to Sandoz filing an ANDA for AzaSite. In October 2013, the District Court ruled in InSite’s favor that all patents covering AzaSite were valid and Sandoz appealed. With the decision of the Court of Appeals, the case is now closed.

•	In June 2015, InSite entered into an Agreement and Plan of Merger (Merger Agreement) with QLT Inc. (QLT) pursuant to which Isotope Acquisition Corp. (Merger Sub) will merge with and into InSite, and InSite will be the surviving corporation in the merger and an indirect wholly owned subsidiary of QLT (Merger). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock issued and outstanding (except shares owned by QLT or a subsidiary of QLT and shares held by stockholders who exercise their appraisal rights under Delaware law) will be cancelled and will be automatically converted into the right to receive 0.048 of validly issued, fully paid and non-assessable shares of QLT common shares. In connection with the execution of the Merger Agreement, InSite and QLT entered into a secured note pursuant to which QLT agreed to provide InSite with a secured line of credit of up to $9,853,333.

•	In June 2015, noteholders holding in the aggregate approximately $5.25 million in principal amount of the Notes each entered into the Amendment, Waiver and Consent with InSite whereby certain terms, including the maturity date, of all of the outstanding Notes were amended. Under the Amendment, Waiver and Consent, the outstanding principal balance of the Notes, together with all accrued and unpaid interest thereunder, becomes due and payable in a lump sum on the day which is the earlier to occur of (i) six months following the closing date of the Merger, and (ii) 12 months after the date on which the Merger Agreement is terminated. Under the Amendment, Waiver and Consent, InSite agreed to repay all amounts outstanding under the Notes held by noteholders not party to the Amendment, Waiver and Consent within 10 days after the consummation of the Merger.

•	In June 2015, InSite filed a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for marketing approval of BromSite™ (bromfenac 0.075% in DuraSite®) to treat post-operative inflammation and prevent eye pain following cataract surgery. In addition to demonstrating significant efficacy, the results of InSite’s clinical studies support the ability of BromSite to provide superior tissue penetration of drug into the eye with a convenient twice-daily dosing.

•	In August 2015, InSite received an unsolicited non-binding proposal from a multi-national pharmaceutical company to acquire all outstanding shares of InSite common stock at a price of $0.25 per share in cash. InSite remains subject to the Merger Agreement and the InSite Board of Directors has not changed its recommendation in support of the Merger, the Merger Agreement, or its recommendation that InSite stockholders adopt the Merger Agreement.

Second Quarter 2015 Results Summary

Total revenues for the quarter ended June 30, 2015 were $0.4 million compared to $6.3 million for the same period in 2014. In the second quarter of 2014, revenues included a $6.0 million payment by Akorn, Inc. to amend the Akorn License. For the quarters ended June 30, 2015 and 2014, revenues included $0.4 million and $0.3 million, respectively, of AzaSite royalties. Royalties on AzaSite increased by 41% compared to the second quarter of 2014 due to a 25% increase in AzaSite net sales and due to a settlement agreement with Mylan. Under the terms of the Akorn License, the royalty rate increased from 8% to 9%, effective March 4, 2015, on sales of AzaSite in North America.

Research and development (R&D) expenses for the quarter ended June 30, 2015 were $4.1 million compared to $2.5 million in the same period in 2014. In 2015, R&D expenses primarily related to costs to file the BromSite NDA with the FDA in June 2015. In 2014, R&D expenses primarily related to preparations of the BromSite NDA.

General and administrative (G&A) expenses for the quarters ended June 30, 2015 and 2014 were $2.0 million and $1.4 million, respectively. In 2015, we incurred higher legal and professional expenses of $1.0 million related to the proposed merger with QLT.

Gain on extinguishment of debt was $36.0 million for the second quarter of 2014. On June 10, 2014, InSite and the holders of the AzaSite Notes entered into a Note Purchase Agreement in which the AzaSite Notes were repurchased and cancelled for a single payment by InSite of $6.0 million. As a result of the cancellation, the remaining principal on the AzaSite Notes of $41.3 million and accrued interest of $2.8 million were extinguished. In addition, the remaining balance of $2.1 million in debt issuance costs was written off and legal and professional fees in connection with the transaction of less than $0.1 million were incurred.

Interest expense and other, net, was $0.7 million for the quarter ended June 30, 2015 compared to $1.4 million in the same period in 2014. Interest expense decreased in 2015 as a result of the repurchase and cancellation of the AzaSite Notes in June 2014. In 2015, interest expense was primarily related to the issuance of the Notes in the fourth quarter of 2014 and issuance of additional Notes and the QLT Note in the second quarter of 2015.

Net loss for the quarter ended June 30, 2015 was $6.6 million, or $0.05 per share, compared to net income of $37.1 million, or $0.28 per share in the same period in 2014. In 2014, net income was primarily driven by a $36.0 million gain on extinguishment of the AzaSite Notes and the $6.0 million payment for the amendment to the Akorn License.

As of June 30, 2015, InSite had cash and cash equivalents of $1.8 million. Total cash increased by $0.7 million in the second quarter of 2015. Absent the transactions contemplated by the Merger Agreement including the secured line of credit of up to $9,853,333 granted to InSite by QLT, InSite expects that its cash and cash equivalents balance, anticipated cash flows from operations and the net proceeds from existing debt financing arrangements would have only been adequate to fund its operations until approximately July 2015. InSite expects the secured line of credit granted to it by QLT will fund operations until completion of the Merger; however, if the Merger Agreement terminates prior to completion, no additional funding from QLT would be available and if InSite is unable to enter into a strategic transaction or secure sufficient additional funding, InSite’s management believes that it will need to cease operations and liquidate its assets.

No Conference Call

InSite management will not host a conference call to discuss second quarter 2015 financial results.

Today’s press release will be furnished to the Securities and Exchange Commission (SEC) on a Current Report on Form 8-K and posted to the InSite web site.

About InSite

InSite is advancing new specialty ophthalmologic products for treatment of diseases affecting the front and back of the eye. The company has two commercial products based on its innovative DuraSite® platform approved for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn, Inc., and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite has a proprietary portfolio of clinical-stage product candidates, and has recently filed an NDA for BromSite™ for the treatment of inflammation and prevention of pain associated with cataract surgery. InSite currently plans to file an NDA with the FDA in 2017 for the commercial approval by the U.S. Food and Drug Administration (FDA) of DexaSite™ for the treatment of blepharitis. InSite’s AzaSite Plus™ is advancing through Phase 3 clinical studies for the treatment of eye infections, and ISV-101 is in Phase 1/2 clinical development for dry-eye disease and inflammation. For further information on InSite, please visit www.insitevision.com.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transactions referred to in this material, QLT filed a registration statement on Form S-4 with the SEC containing a proxy statement of InSite that also constitutes a preliminary prospectus of QLT. After the registration statement is declared effective, InSite will mail a definitive proxy statement/prospectus to stockholders of InSite. This material is not a substitute for the proxy statement/prospectus or registration statement or for any other document that QLT or InSite may file with the SEC and send to QLT’s shareholders and/or InSite’s stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF QLT AND INSITE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by QLT or InSite through the website maintained by the SEC at http://www.sec.gov and, in QLT’s case, also on the System for Electronic Document Analysis Retrieval (SEDAR) website maintained by the Canadian Securities Administrators at www.sedar.com. Copies of the documents filed with the SEC by InSite will be available free of charge on InSite’s website at www.InSiteVision.com or by contacting InSite at 510-747-1220.

QLT and InSite and certain of their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015. Information about the directors and executive officers of InSite is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 18, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: InSite’s proposed Merger with QLT; the combined company’s funding and regulatory plans and potential after the closing of the Merger; InSite’s ability to fund its operations through the consummation of the Merger; InSite’s plans and expectations with respect to the status of InSite’s clinical trials; the expected timing of filing an NDA with the FDA for DexaSite in blepharitis; InSite’s plans with respect to AzaSite Plus and DexaSite; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration of certain of InSite’s patents; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, any of which, either alone or in combination, could affect InSite’s future results. These risks and uncertainties include, but are not limited to: InSite’s ability to close the Merger with QLT; whether the bidder will make a definitive binding offer to acquire InSite and, if it does, each of the parties’ ability to satisfy merger agreement conditions and consummate a merger on the anticipated timeline or at all; that InSite may not be successful in filing an NDA for DexaSite with the FDA on its anticipated schedule or at all, either due to a failure to consummate the Merger with QLT or otherwise; that the combined company’s priorities and strategies may evolve or change to the extent the Merger is consummated; delays in the FDA approving the BromSite or DexaSite NDA, which could delay InSite’s ability to market either product; InSite’s Phase 3 clinical trials may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; InSite’s Phase 1/2 clinical development may not meet applicable objectives and requirements; it may take longer than expected to announce the results of such trials and development; that the FDA, European regulatory bodies or other regulatory bodies, may not agree with InSite’s proposed pathway for the future development or regulatory approval of its products, including BromSite, DexaSite or AzaSite Plus; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Akorn and Nicox and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Akorn; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating its DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinical trials; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the SEC, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the SEC. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, such information speaks only as of the date of its release and InSite undertakes no obligation to update the information set forth in such forward-looking statements. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision Incorporated

Louis Drapeau

Chief Financial Officer

510-747-1220

mail@insite.com

Media and Investor Inquiries

BCC Partners

Susan Pietropaolo

845-638-6290; 201-923-2049 (cell)

Karen L. Bergman

650-575-1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, AzaSite Xtra™, BromDex™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

Besivance® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2015 and 2014

(in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$392	$6,349	$3,768	$7,502

Expenses:
Research and development	4,108	2,535	6,212	5,082
General and administrative	2,029	1,400	3,667	3,340
Cost of revenues, principally royalties to third parties	145	158	276	296

Total expenses	6,282	4,093	10,155	8,718

Income (loss) from operations	(5,890)	2,256	(6,387)	(1,216)
Gain on extinguishment of debt	—	35,999	—	35,999
Interest expense and other, net	(715)	(1,420)	(1,278)	(3,207)
Change in fair value of warrant liability	(32)	314	200	894

Net income (loss)	$(6,637)	$37,149	$(7,465)	$32,470

Net income (loss) per share:
Basic	$(0.05)	$0.28	$(0.06)	$0.25

Diluted	$(0.05)	$0.28	$(0.06)	$0.25

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	131,951	131,951	131,951	132,333

Condensed Consolidated Balance Sheets

At June 30, 2015 and December 31, 2014

(in thousands; unaudited)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$1,755	$1,656
Receivables, prepaid expenses and other current assets	544	385
Property and equipment, net	1,436	1,597
Debt issuance costs, net	922	1,267

Total assets	$4,657	$4,905

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$4,513	$3,818
Warrant liability	1,336	1,191
Accrued interest	141	85
Secured notes payable	11,255	5,199
Deferred revenue	1,000	1,000
Lease incentive	1,022	1,114
Stockholders’ deficit	(14,610)	(7,502)

Total liabilities and stockholders’ deficit	$4,657	$4,905